Exhibit 10.3
Digital Angel Corporation
January 15, 2008
Randolph K. Geissler
15665 Medina Road
Plymouth, MN 55447
RE: Employment Letter Agreement
Dear Randy:
This letter agreement confirms our discussions regarding your becoming the Chief Executive Officer of the Animal Applications Division of Digital Angel Corporation. (the “Company”), and sets out the terms and conditions of your employment with the Company, as follows:

Title:	You will serve as the Company’s President of the Company’s Animal Applications Division; provided, that you be allowed to use the title of Chief Executive Officer (“CEO”), Animal Applications both internally and externally whether orally or in writing.

Effective Date:	January 15, 2008

Term:	The term of your employment and this letter agreement is 18 months from the Effective Date, unless earlier terminated by either party as provided in this letter agreement (the actual term of this letter agreement and your employment, the "Term”). Your employment and this letter agreement will automatically terminate at the end of the Term unless extended in writing by you and the Company.

Responsibilities:	During your employment with the Company as President of the Animal Applications Division, you will report to the Company’s President. You agree to work substantially full time for the Company. You may, to a reasonable extent, participate in charitable activities, personal investment activities and outside businesses that are not competitive with Digital Angel and/or its subsidiaries (such as, for example and not by way of limitation, Receptors, LLC and your involvement with such company) and serve on boards of directors or similar positions with other companies, so long as such activities and directorships do not unreasonably interfere with the performance of your duties and responsibilities to the Company.

Base Salary:	You will be paid a base salary at the rate of at least $275,000 per year for services performed, in accordance with the regular payroll practices of the Company, which base salary may be increased from time to time by the Company.

Incentive Bonus:	You will be eligible for an annualized incentive award opportunity payable up to a maximum of 30% of your base salary based on performance metrics, goals and bonus amounts set forth in writing by the President of the Company and you.

Benefits:	During your employment with the Company, you will be eligible to participate in the employee benefit plans and programs generally available to other executive officers of the Company, and in such other employee benefit plans and programs to the extent that you meet the eligibility requirements for each individual plan or program and subject to the provisions, rules and regulations applicable to each such plan or program as in effect from time to time.

Vacation:	During your employment with the Company, you will receive vacation time off in accordance with the policies and practices of the Company, except that your annual accrual rate shall be not less than three weeks paid vacation off per year.

Office Location:	Your employment will be based at the Company’s offices in South St. Paul, Minnesota, and you will not be required to re-locate from such location. Of course, in your position reasonable travel will be required in the course of performing your responsibilities.

Termination:	Either you or the Company may terminate the employment relationship at any time and for any reason, provided that you agree to give at least six months notice of termination if termination is other than for (i) Good Reason or (ii) due to your disability or (iii) due to expiration of the Term. Upon termination of your employment by either party for any reason, you will promptly resign any and all positions you then hold as officer or director of the Company or any of its affiliates, and you will be promptly paid all accrued but unpaid compensation and other amounts owed to you. “Good Reason” means any one or more of the following occur without your consent: (i) a material breach by the Company of any obligations owed to you which is not cured within 30 days after written notice, (ii) your demotion or the assignment to you of material duties inconsistent with your status or position as President of the Animal Application Division, or your no longer having the title of President of the Animal Application Division; or (iii) the relocation of your principal office for Company business to a location more than forty (40) miles from the Company’s current South St. Paul location.

Noncompetition:	In consideration of your and the Company entering into this letter agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and to protect the reasonable business interests of the Company, you agree during the Term and for the Non-Compete Period, you will not directly or indirectly, whether on your own behalf or that of a third party (other than the Company or its affiliates), engage in the business (whether as an owner of, or as employee, director or officer of or consultant to any business, other than the Company, that is engaged in the business), of owning or operating any business that sells products or services that directly compete with the products and services under development or offered by the Animal Applications Division during the Term in any state or country in which the Company or its subsidiaries sells any such products or services during the Term. For purposes of this section, Animal Applications Division shall have the meaning given to such term in the Agreement and Plan of Merger dated January 14, 2008 among the Company, you and the other parties named therein (“Merger Agreement”). For clarity, the foregoing noncompetition restriction will not apply to any products or services offered for sale by the Animal Applications Division after the Term unless: (1) they were offered for sale by the Animal Applications Division as of the Effective Date; (2) they were in development prior to the Term or at any time during the Term; or (3) they were offered for sale within 30 months from the Effective Date and are related to nonhuman animal identification, nonhuman animal imaging, or hospital asset tracking. Further, in no event will the foregoing noncompetition restriction apply to Receptors, LLC or your involvement with such company. “Non-Compete Term” means a period of 30 months after termination of this letter agreement (but not earlier than September 30, 2011); provided, that, in the event of a Change in Control of the Animal Applications Division or of the Company, such 30 month period will be reduced to 18 months. Further, if the Company does not pay any amounts to you when due, and such failure continues for 30 days after written notice, the Non-Compete Term will terminate. “Change of Control” shall have the meaning given to such term in the Merger Agreement. You agree that the Company will be entitled to equitable relief without the requirement of posting a bond to enforce the terms of such noncompetition restriction, in addition to any other rights or remedies that the Company may have. In the event that any provision of this noncompetition clause (or any other provision contained in this letter agreement) shall be determined by any court of competent jurisdiction to be unenforceable, such provision shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action so as to be enforceable to the extent consistent with then applicable law.

Non-Solicitation of Other Employees and Agents:	For the period of non-competition outlined in this letter agreement, Employee will not encourage, solicit, induce, or attempt to encourage, solicit or induce any other employee of the Company to leave his/her employment with the Company. In addition and for the same period, Employee will not hire any person who is an employee of the Company at such time or who has been an employee of the Company at any time within six months preceding such time.

Business Activities with former Shareholders of GTC	The noncompetition and nonsolicitation provisions set forth above shall not restrict you from engaging in business activities with the former shareholders of Geissler Technology Corporation; provided however, that such activities shall not be in competition with the Company in violation of the above and such activities shall not negatively impact your performance of the duties to the Company.

First Offer on Animal Application Products or Technology:	You agree that for a period of 18 months after the Non-Compete Term (or, if earlier, 12 months after a Change of Control of the Animal Applications Division or the Company), you will provide the Company with the right to make a first offer on any Animal Application Products or Technology you develop. “Animal Application Products or Technology” means products or technology whose primary and intended use or application is for or by non-human animals, provided, however, that a product or technology that has both human and non-human animal applications or uses will not be deemed to be an Animal Application Product or Technology. To meet your requirements under this clause, if applicable, you agree to provide a reasonable summary or overview of the Animal Application Products or Technology you develop during such period to the Company, subject to the Company executing any reasonable non-disclosure agreement reasonably required by you in connection therewith, prior to your licensing the same to any third party or you or your affiliates commercially selling the same. Once disclosed, the Company, if it elects to do so, may offer you any terms that it wishes to propose, but nothing shall require you or the Company to enter into any discussions or negotiations regarding any proposed terms, or to enter into any agreement or arrangement in connection therewith, and you are free to pursue any and all alternatives you may elect unless and until you and the Company enter into a definitive written agreement in form and content mutually acceptable to you and the Company to the contrary with respect to a particular Animal Applications Product or Technology. Once you have so disclosed an Animal Application Product or Technology, you need not disclose further developments of or improvements to such Animal Application Product or Technology. If the Company does not pay any amounts owed to you when due, and such failure continues for 30 days after written notice, your obligations under this clause will terminate.

Indemnification:	The Company at all times will indemnify you, and will reimburse or advance you expenses, to the fullest extent permitted by applicable law in connection with your duties and responsibilities for the Company or its affiliates, and not less than any indemnity and advance rights the Company or its affiliates provides to any other officer, director or employee of the Company or its affiliates.

Applicable Law:	This letter agreement shall be interpreted and construed in accordance with the laws of the State of Minnesota.

Attorneys Fees:	If any party to this Agreement initiates any arbitration, legal action or lawsuit against any other party relating to this Agreement, the prevailing party in such action or amount shall be entitled to receive reimbursement from the other party for all reasonable attorneys’ fees, expert fees and other costs and expenses incurred by the prevailing party in respect of such proceeding.

Entire Agreement:	This letter agreement and the documents referenced herein constitute the entire agreement between the parties regarding the subject matter, and supersedes all prior discussions, agreements and negotiations between us. No amendment or modification of this letter agreement will be effective unless made in writing and signed by you and the Company.

Counterparts and Facsimile:	This letter agreement may be executed in any number of counterparts and by facsimile, each one of which shall be an original and all of which shall constitute one and the same document.
Sincerely,
DIGITAL ANGEL CORPORATION.

By: Its:	/s/ Lorraine M. Breece VP, ACFO
I accept and agree to the terms and conditions of employment with Digital Angel Corporation as set forth above.

/s/ Randolph K. Geissler Randolph K. Geissler